Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Agreement, between Bradley Pharmaceuticals, Inc., a Delaware corporation with principal executive offices located at 383 Route 46 West, Fairfield, New Jersey 07004 (the “Company”), and R. Brent Lenczycki (“Employee”), is made and entered into as of this 6th day of December, 2005 (the “Effective Date”).

R E C I T A L S

        WHEREAS, the Company believes that Employee has been an integral part of the Company’s management team and is and will continue to be integral to the continued implementation of the Company’s business plan and execution of its growth strategy; and

        WHEREAS, as a result of Employee’s extensive knowledge and acumen regarding the business, affairs and operations of the Company, the Company desires assurance of the continued association and services of Employee in order to benefit from Employee’s experience, skills, abilities, background and knowledge, and the Company is willing to engage Employee’s services on the terms and conditions set forth in this Agreement; and

        WHEREAS, Employee desires to continue to render services to the Company and to remain in the employ of the Company, and is willing to accept continued employment from the Company on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Company and Employee wish to enter into a written Employment Agreement to supersede all other written and oral understandings and agreements regarding Employee’s employment with the Company.

        NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Employee and the Company agree as follows:

        1. Position, Duties, Responsibilities

1.1. Position. Employee is hereby employed by the Company as the Company’s Vice President, Chief Financial Officer effective at the Effective Date, reporting directly to the Company’s Chief Executive Officer. Employee shall accept such duties and responsibilities as may be delegated, from time to time, by the Chief Executive Officer, including serving as an officer and/ or director of the Company’s subsidiaries or affiliates; provided that such duties and responsibilities are consistent with the duties and responsibilities customarily assigned to an officer of similar title of a company similar to the Company. Employee shall devote his full energies, interest, abilities and business time to the proper, efficient, diligent and faithful performance of these duties.

1.2. Other Activities. Without the prior written consent of the Company’s Board of Directors, Employee shall not during the Term (as hereinafter defined) of this Agreement engage or participate, directly or indirectly, as an employee, director, consultant, investor or otherwise, in any business, trade or occupation, or company, other than as an investor in a

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company whose securities are quoted or traded on a nationally recognized exchange, provided Employee holds not more than five per cent (5%) in aggregate of any class of shares, debentures or other securities or not more than five per cent (5%) of the economic value of the company. Nothing herein shall require Employee to dispose of any securities currently held. Employee may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining the Company’s approval, provided such activities and services do not materially interfere or conflict with the performance of his duties under this Agreement. Nothing herein shall limit any applicable restrictions under the Company’s Corporate Governance Guidelines or other codes of conduct from time to time in effect.

1.3. Proprietary Information. Employee recognizes that his employment with the Company will involve contact with proprietary and other information of substantial value to the Company which is not generally known in the trade or available in the public domain and which gives the Company an advantage over its competitors who do not know or use such proprietary or other information (collectively, “the Company Confidential Information”). As a condition to the employment by the Company of Employee hereunder, Employee agrees to sign and return a copy of the Company’s Confidentiality Agreement attached hereto as Exhibit A. In addition, to the extent any of the Company Confidential Information or inventions, innovations, improvements, processes or other proprietary information is created, authored or conceived by Employee (whether alone or with others) during the course of his employment with the Company (collectively, “Works”), (a) Employee will promptly disclose full details of all such Works to the Company, (b) Employee shall cause all such Works to vest solely legally and beneficially in the Company immediately without any payment to Employee, (c) Employee hereby assigns to the Company all of Employee’s right, title and interest in the Works, (d) Employee hereby irrevocably authorizes the Company to be his attorney-in-fact, and to make use of his name and to sign and execute, any documents and/ or perform any act on his behalf, for the purpose of giving the Company full benefit of this Section 1.3 and, where permissible, to obtain patent or other protection in respect of any of the Works in the name of the Company or the Company’s nominee and (e) Employee, both during his employment under this Agreement and thereafter, at the request and expense of the Company, will promptly do all things and execute all documents reasonably necessary to obtain and/ or maintain patent or other protection in respect of any Works in any part of the world and to vest such rights in and to any Works in the name of the Company or the Company’s nominee.

1.4. Covenant Not to Compete. Employee agrees that for a period of twelve (12) months immediately following the Term of this Agreement, Employee shall not directly or indirectly for his own benefit or the benefit of others:

(a)	render services as an employee, officer, agent, broker, consultant, partner or independent contractor for, or be an owner or stockholder of, a competing organization in connection with competing products, including but not limited to organizations engaged in the provision of dermatology, podiatry and gastroenterology pharmaceutical products; provided, however, that Employee may own five percent (5%) or less of the equity securities of any publicly-traded company;

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(b)	hire or seek to persuade any employee of the Company to discontinue employment or to become employed in a competing organization or seek to persuade any independent contractor or supplier to discontinue or limit its relationship with the Company; and

(c)	solicit, direct, take away or attempt to take away any business or customers of the Company that existed or did business with the Company at the time of termination of Employee’s employment hereunder or within six (6) months prior thereto;

provided, however, that such restrictions shall not apply if Employee’s employment hereunder is terminated without Cause (as defined below) or Employee terminates his employment hereunder for Good Reason (as defined below), regardless of whether a Change of Control (as defined below) has occurred.

Employee acknowledges that there are no additional compensation payments due him for the non-competition restrictions set forth in this Section 1.4.

        2. Compensation of Employee

2.1. Salary. In consideration of the services to be rendered by Employee under the terms of this Agreement, the Company shall pay Employee an annual salary of $262,500, subject to standard deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policies. The Board of Directors and Compensation Committee of the Company will review Employee’s salary not less frequently than annually (with the first review to occur in April 2006) and, in its discretion, may increase, but not decrease, Employee’s annual salary hereunder.

2.2. Stock Options. Subject to approval by the Board of Directors and Compensation Committee of the Company, Employee shall be entitled to receive, from time to time during the Term, such options to purchase shares of the Company’s common stock and other similar securities of the Company on such terms and conditions as the Board of Directors and Compensation Committee of the Company may establish.

2.3. Benefits and Perquisites. Employee shall be eligible to participate in all of the Company’s bonus, health, welfare, savings and other benefit and fringe benefit plans, including, without limitation, the Company’s EVA Bonus Plan, 401(k) Savings Plan, health, dental and eye insurance plans, life insurance plans and long-term disability plans, in which senior executives of the Company are generally entitled to participate, subject, at all times, to the terms and conditions of such plans. In addition, Employee shall receive such other perquisites and benefits, including a leased automobile, gasoline credit card and paid vacation days, as the Company generally makes available to its senior executives.

2.4. Expense Reimbursement. The Company shall promptly reimburse Employee for all reasonable and necessary business and entertainment expenses incurred by Employee in connection with his performance of his duties hereunder in accordance with the Company’s usual reimbursement policies and procedures in effect from time to time. In addition,

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the Company will pay all reasonable out-of-pocket attorneys’ fees incurred by Employee in connection with the negotiation of this Agreement and any matters arising out of or relating to any dispute hereunder that Employee has brought in good faith, subject to any limitations imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder (“Section 409A of the Code”).

        3. Term

Employee’s employment under this Agreement shall commence as of the Effective Date and shall continue until the third anniversary thereof (the “Expiration Date”), unless sooner terminated by the Company or Employee in accordance with this Agreement (the “Term”); provided, however, that this Agreement shall renew automatically for an additional term of one (1) year on the Expiration Date and each anniversary of the Expiration Date unless the Company or Employee gives written notice to the other to the contrary at least 90 days prior thereto. References herein to “Term” shall include any automatic extensions pursuant to the preceding sentence.

        4. Termination of Employment

4.1. Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder for “Cause” (as defined below), provided that the Company has complied with the provisions of this Section 4.1. For purposes of this Agreement, “Cause” shall mean any of the following:

(a)	Employee’s conviction for any felony;

(b)	Employee’s deliberate and continual refusal to perform satisfactorily employment duties reasonably requested by the Company as provided herein after thirty (30) days’ written notice by certified mail of such failure, specifying that the failure constitutes Cause and the particulars of the failure (other than as a result of vacation, sickness, illness or injury);

(c)	Employee’s commission of fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable situations;

(d)	Employee’s gross misconduct or gross negligence having a substantial adverse effect on the Company’s business; or

(e)	Employee’s material breach of this Agreement.

The Company shall provide Employee notice of such termination in accordance with Section 13 hereof.

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Employee shall be considered to have been terminated for “Cause” if the Company in good faith determines Employee engaged in an act constituting “Cause,” regardless of whether Employee voluntarily terminates his employment or is terminated involuntarily.

If the Company terminates Employee’s employment for Cause, Employee shall be entitled to a lump sum cash payment, payable within ten (10) business days after the date of termination of Employee’s employment for Cause, equal to the sum of (i) any accrued but unpaid salary as of the date of such termination, (ii) any accrued but unpaid annual cash bonus payable under the Company’s EVA Bonus Program for any annual period ended prior to the date of such termination, and (iii) all expenses incurred for which documentation has been or will be provided in accordance with the Company’s policies but not yet reimbursed. In the event of the termination of Employee’s employment for Cause, Employee’s stock options and any other equity awards based on the Company’s securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc. shall, to the extent then vested and exercisable, remain vested and exercisable in accordance with their terms, and any such unvested awards shall be immediately forfeited and/or cancelled.

4.2. Termination by the Company Without Cause. The Company may terminate Employee’s employment without Cause, which termination shall be effective upon Employee’s receipt of written notice of the same in accordance with this Agreement. Upon any termination of Employee’s employment by the Company without Cause pursuant to this Section 4.2, Employee shall be entitled to:

(a)	a lump sum cash payment, payable within ten (10) business days after the date of termination of Employee’s employment equal to the sum of: (i) any accrued but unpaid salary as of the date of such termination; (ii) any accrued but unpaid annual cash bonus payable under the Company’s EVA Bonus Program for any annual period ended prior to the date of such termination; and (iii) all expenses incurred for which documentation has been or will be provided in accordance with the Company’s policies but not yet reimbursed;

(b)	a lump sum cash payment, payable within ten (10) business days of the date that is six (6) months following the date of termination (or, if Employee is not considered a “key employee” within the meaning of Section 409A of the Code at the time of termination, the date Employee’s employment terminates), equal to the amount payable under the Company’s EVA Bonus Program for the annual period in which such termination occurs, as if the Employee’s employment had not been terminated, prorated through the date of such termination;

(c)	continuation of all perquisites and other Company-related benefits to which Employee was entitled as of the date of his termination, including, but not limited to, those set forth in Section 2.3 above, through the end of the second calendar year following the year in which Employee’s employment terminates, if and to the extent the

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provision of such perquisites or benefits complies with Section 409A of the Code;

(d)	immediate vesting of all of Employee’s stock options, warrants and any other equity awards based on Employer’s securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc., all of which shall remain exercisable in accordance with the original terms on the date of grant, or, if later, the maximum date stock rights may be extended under Section 409A of the Code;

(e)	continued participation in, and continuation by the Company of the payment of the relevant premiums applicable to, the life insurance and health, welfare and medical insurance plans described in Section 2.3 or comparable plans at the Company’s expense (subject to the terms of the applicable plans) through the end of the second calendar year following the year in which Employee’s employment terminates, if and to the extent the provision of continued participation and payments of premiums complies with Section 409A of the Code;

(f)	continued participation, through the end of the second calendar year following the year in which Employee’s employment terminates, of Employee and each of his dependents in all other Company-sponsored health, welfare and benefit plans or comparable plans at the Company’s expense (subject to the terms of the applicable plans) at the benefit levels in effect from time to time and with COBRA benefits commencing thereafter, if and to the extent the provision of continued benefits and benefit levels complies with Section 409A of the Code and any other applicable laws and regulations.

In addition to the foregoing payments and continuation of benefits, the Company shall pay Employee a lump sum cash payment, payable within ten (10) business days of the date that is six (6) months following the date of termination of Employee’s employment (or, if Employee is not considered a “key employee” within the meaning of Section 409A of the Code at the time of termination, the date Employee’s employment terminates), an amount equal to the product of (I) two multiplied by (II) the sum of (1) Employee’s then current annual salary pursuant to Section 2.1 and (2) the average amount paid to Employee under the Company’s EVA Bonus Program with respect to the most recent three calendar years (or such shorter period to coincide with Employee’s years of employment with the Company prior to the end of the preceding calendar year).

Notwithstanding anything in this Agreement to the contrary, if at the time of termination, Employee is a “specified employee” or “key employee” who has experienced a “separation from service,” each within the meaning of Section 409A of the Code, no payments or benefits pursuant to this Agreement that are considered “deferred compensation” subject to Section 409A of the Code shall be made prior to the date that is six (6) months after the date of

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“separation from service” (or, if earlier, Employee’s date of death), except as otherwise provided in the Code, Section 409A of the Code or any regulations promulgated thereunder. In such event, the payments subject to the six (6) month delay will be paid in a lump sum on the earliest permissible payment date.

4.3. Termination by Employee for Good Reason. Employee may terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason”shall mean, without Employee’s consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the expiration of the thirty (30) day period following receipt by the Company of Employee’s notice of the existence of circumstances that provide a basis for Employee to terminate his employment for Good Reason, describing such circumstances in reasonable detail:

(a)	a substantial diminution or unreasonable increase in Employee’s duties, responsibilities or authority, taken as a whole (except during periods when Employee is unable to perform all or substantially all of Employee’s duties or responsibilities as a result of Employee’s physical or mental incapacity);

(b)	a change in Employee’s principal place of employment to a location more than 50 miles from its current location; or

(c)	a material breach of this Agreement by the Company.

If Employee terminates his employment with the Company for Good Reason, subject to the Company’s right to cure as set forth above, Employee shall be entitled to the same payments and benefits, at the same times, set forth in Section 4.2 above for a termination by the Company without Cause.

4.4. Termination by Employee Without Good Reason. Employee shall have the right to terminate his employment voluntarily hereunder at any time without Good Reason upon 30 days’ written notice to the Company. Upon any voluntary termination of employment by Employee without Good Reason pursuant to this Section 4.4, Employee shall be entitled only to such payments and benefits as those described in Section 4.1 for a termination by the Company for Cause.

4.5 Termination in Connection with a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean:

(a)	The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y)

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subject to Section 4.5(d), the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (c) of this definition; or

(b)	Subject to Section 4.5(d), such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company, where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)	The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring

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corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(d)	During the period in which Daniel Glassman and his affiliates own or control a majority of the Company’s Class B Common Stock entitled to elect the majority of the Company’s Board of Directors, a “Change of Control” shall not be deemed to have occurred if Mr. Glassman and his affiliates caused, either by their action or inaction, the circumstances contemplated in either Sections 4.5(a)(y) or 4.5(b) to occur.

If a Change in Control occurs during the Term, and if, during the Term and within twelve months after the date on which the Change in Control occurs, Employee’s employment is terminated by the Company without Cause or by Employee for any reason, then Employee will be entitled to the payments and benefits, at the same times, described in Section 4.2 for a termination by the Company without Cause. Additionally, immediately prior to a Change of Control, all outstanding options to purchase the Company’s securities shall become fully vested.

In addition, to the extent that any payment or distribution of any type to or for Employee by the Company (which for purposes of this Section 4.5 includes any parent, subsidiary or affiliate of the Company), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity awards based on the Company’s securities granted pursuant to this Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax (“Excise Tax”) imposed under Section 4999 of the Code (or any successor to such Section), the Company shall pay to Employee, prior to the time any Excise Tax is payable with respect to any of such Total Payments (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any portion of the Total Payments is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 4.5, shall be made by an independent auditor (the

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“Auditor”) jointly selected by Employee and the Company and paid by the Company. If Employee and the Company cannot agree on the firm to serve as the Auditor, then they shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Unless Employee agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of the Company. Employee and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All reasonable expenses relating to any such proceeding or claim (including attorneys’ fees and other expenses incurred by Employee in connection therewith) shall be paid by the Company promptly upon demand by Employee, and any such payment shall be subject to a Gross-Up Payment under this Section 4.5 in the event that Employee is subject to Excise Tax on it.

4.6 Death or Disability. In the event of Employee’s death or “Disability” (as defined below) during the Term, Employee’s employment shall automatically cease and terminate as of the date of Employee’s death or the effective date of the Company’s written notice to Employee of its decision to terminate his employment by reason of his Disability, as the case may be. In the case of termination of Employee’s employment by reason of his death, Employee’s estate, or in the case of termination of Employee’s employment by reason of his Disability, Employee shall be entitled to the same payments and benefits, as applicable, at the same times, as described in Section 4.2 for a termination of employment by the Company without Cause; provided, however, for purposes of this Section 4.6, the multiple referred to in the second paragraph of Section 4.2 shall be one (1). Any vested stock options and other equity awards held by Employee at the time of his termination of employment due to death or Disability shall remain exercisable in accordance with the original terms on the date of grant through the maximum date stock rights may be extended under Section 409A of the Code. Notwithstanding the foregoing or any provision of Section 4.6, the Company’s obligation to pay Employee the amounts called for in this Section 4.6 following termination of his employment by reason of his Disability, shall be subject to offset and shall be reduced by any and all amounts paid to Employee under any disability insurance policy paid or provided for by the Company. For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform substantially all of his duties hereunder for any period of at least 180 consecutive days by reason of any physical or mental incapacity, provided that for purposes of any payments made to Employee pursuant to this Section 4.6, “Disability” shall have the meaning set forth in Section 409A of the Code or, to the extent applicable, any more restrictive definition under the plan or policy providing for the benefit in question.

        5. No Duty to Mitigate

Employee shall have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to him arising from the termination of his employment, and no amounts paid or payable to Employee by the Company hereunder shall be subject to offset for any remuneration to which Employee may become entitled from any other source after his employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise.

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        6. Termination Obligations

Employee hereby acknowledges and agrees that all books, manuals, records, reports, notes, software, computer code, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment (including computers, keys, credit cards, cellular telephones, etc.) furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.

        7. Indemnification

The Company shall indemnify Employee and hold him harmless to the fullest extent permitted by the Company’s charter and by-laws in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pockets costs and expenses (including reasonable out-of-pocket attorney’s fees and expenses) resulting from Employee’s good faith performance of his duties and obligations with the Company or as a fiduciary of any benefit plan of the Company. To the extent permitted by applicable laws, the Company shall, within 30 days of presentation of invoices, reimburse Employee for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by Employee in connection with such indemnifiable matter. In addition, Directors’ and Officers’ insurance coverage for the benefit of Employee shall cover Employee in respect of acts or omissions committed by Employee in good faith in the performance of his duties and obligations during his employment hereunder, whether claims are made during or within the period of six years after the termination of Employee’s employment hereunder.

        8. Entire Agreement

The terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement supersedes any and all prior agreements, written or oral, between Employee and the Company relating to the subject matter hereof, and all such prior agreements are hereby terminated and of no further effect.

        9. Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

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        10. Binding Agreement; Assignment

This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns and Employee and his heirs and representatives. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

        11. Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

        12. Governing Law and Remedies

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to New Jersey’s choice of law rules. Employee hereby irrevocably submits to the jurisdiction of the federal and state courts within New Jersey for the determination of all disputes, suits or proceedings arising out of or relating to this Agreement.

Employee acknowledges that a remedy at law for the breach or threatened breach by Employee of the provisions of Section 1.3 and 1.4 would be inadequate, and that such a breach would cause irreparable harm to the Company. Employee therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        13. Notices

All notices or demands of any kind required or permitted to be given by the Company or Employee to the other under this Agreement shall be given in writing, addressed to the Company at the address set forth in the Preamble to this Agreement and to Employee at his address as listed on the Company’s payroll and shall be personally delivered, telecopied or delivered by hand by a nationally recognized courier service guaranteeing overnight delivery (in each case receipted for), or mailed by certified mail, return receipt requested, postage prepaid. Any such written notice shall be deemed received when personally delivered or three (3) business days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the manner specified in this Section.

        14. Representations and Warranties

Each of Employee and the Company represents and warrants that he/it is not restricted or prohibited, contractually or otherwise, from entering into and performing his/its terms and covenants contained herein, and that his/its execution and performance of this Agreement will not violate or breach any other agreement between Employee and the Company, as the case may be, and any other person or entity.

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        15. Section 409A of the Code

Employee and the Company hereby agree that it is the intention that any payments or benefits provided under this Agreement comply in all respects with Section 409A of the Code, and this Agreement shall be interpreted accordingly. Employee and the Company hereby agree that, upon the Company’s initiative or upon Employee’s reasonable request, the parties will amend this Agreement in accordance with Section 9 solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, the Company does not guarantee the tax treatment of any payments or benefits hereunder, including without limitation pursuant to the Code, federal, state or local laws.

        16. Section 304 of the Sarbanes-Oxley Act of 2002

Employee acknowledges that Section 304 of the Sarbanes-Oxley Act of 2002, as the same may be amended or modified, may be applicable to him under certain circumstances.

        17. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

BRADLEY PHARMACEUTICALS, INC. By: /s/ Daniel Glassman Name: Daniel Glassman Title: President and Chief Executive Officer EMPLOYEE /s/ R. Brent Lenczycki Name: R. Brent Lenczycki

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Exhibit A

BRADLEY PHARMACEUTICALS, INC.

CONFIDENTIALITY AGREEMENT

This Agreement is executed by R. Brent Lenczycki (“Employee”) and made effective as of this 6th day of December 2005.

P URPOSE

Bradley Pharmaceuticals, Inc., a Delaware corporation with executive offices located at 383 Route 46 West, Fairfield, NJ 07004 (“BDY”), possesses certain information that is considered by it as its confidential information and trade secrets. Employee is employed as BDY’s Vice President, Chief Financial Officer and, in such capacity, has been privy to, and will continue to become privy to, confidential information and trade secrets of BDY. Employee hereby agrees that all such confidential information of BDY shall be maintained by Employee and protected in accordance with this Agreement.

T ERMS

1.	“Confidential Information” shall mean all information and materials relating to BDY, whether in written, oral, visual, electronic or other form and which are designated as confidential or which, under the circumstances taken as a whole, reasonably would be understood to be confidential, including, but not limited to, the following: (1) discoveries, inventions, unpublished works, research or manufacturing methods, formulae and data; (2) the specifications, composition, requirements, designs, programming and performance characteristics for instruments, software or other products and services; (3) business, technical and economic information, product pricing and sales information, marketing plans and forecasts, the existence or terms of this Agreement or agreements between the parties and other parties, commercialization and research and marketing methods or strategies; (4) yet to be filed or pending patent or trademark applications; (5) other trade secrets and know-how; and (6) other data and materials relating to the subject matter of this Agreement. Confidential Information shall also include all notes, reports, analyses, forecasts, compilations, studies, interpretations or other documents and materials prepared by Employee to the extent the same contain or reflect BDY Confidential Information. Information shall not be considered Confidential Information to the extent that such information is demonstrated by Employee, through clear and convincing written evidence:

(a)	To have been in his possession prior to his employment by BDY;

(b)	To have been generally and publicly known at the time of disclosure or thereafter through no fault of Employee or any other party under any agreement of confidentiality to BDY; or

(c)	To have been furnished to Employee by a third party, provided such third party had the legal right to disclose such Confidential Information.

Employee acknowledges and agrees that all Confidential Information is of important commercial and competitive value to BDY.

2.	Employee shall protect the Confidential Information from unauthorized use, access, duplication or further disclosure. In protecting such disclosed Confidential Information, Employee shall take, for example, but not by way of limitation, the following measures to:

(a)	Prevent the access, transfer or disclosure of the Confidential Information by or to any other person or entity other than those employees and agents of BDY who have a “need to know” such Confidential Information;

(b)	Other than in the ordinary course of business, prevent any reproduction of the Confidential Information in any form, tangible, electronic or otherwise; and

(c)	Upon termination of Employee’s employment with BDY, promptly, but in any event within five (5) business days, destroy or return to BDY all Confidential Information and any work product containing, summarizing or based upon such Confidential Information and all copies thereof, in any form, tangible, electronic or otherwise. Employee shall promptly give BDY written certification of his destruction or return of all Confidential Information as contemplated by this paragraph.

3.	Nothing in this Agreement shall be deemed to grant from BDY to Employee a license, expressly or by implication, under any patent or patent application, copyright, trademark, trade secret or other proprietary right owned or controlled by BDY.

4.	All Confidential Information (including all copies thereof) shall at all times remain the sole property of BDY. Employee shall have no intellectual property rights in the Confidential Information and, in furtherance thereof, Employee hereby assigns to BDY all rights to any intellectual property that he invents as a result, directly or indirectly, of his employment by BDY or the disclosure to him of Confidential Information. This Agreement shall remain in effect for seven (7) years following the date all Confidential Information is removed (by destruction or return to BDY) from the possession of Employee.

5.	Employee shall not remove any proprietary, copyright, trade secret or other legend from any form of any Confidential Information, and shall promptly comply with any written request from BDY to add to or modify any such legend as BDY may deem necessary to protect its intellectual property rights.

6.	Employee agrees that a breach or threatened breach by him of this Agreement will result in irreparable and material damages to BDY that cannot be adequately addressed by monetary or other damages. Accordingly, Employee agrees that in addition to other remedies available at law or otherwise, BDY may obtain an injunction or other equitable remedy, without bond or requirement for proof of actual or likely damages, in any court of competent jurisdiction, in the event of such breach or threatened breach by Employee to strictly enforce this Agreement.

7.	This Agreement may not be amended or altered, nor any breach or obligation waived, unless such amendment, alteration or waiver is in a writing signed by BDY that conspicuously notes that it is permitting Employee to amend or alter this Agreement, or BDY is waiving an obligation or breach by Employee hereunder. No course of dealings shall affect the interpretation or enforcement of this Agreement, nor shall any waiver by BDY of any obligation or breach by Employee be implied to be a waiver by BDY of any other obligation or breach by Employee not expressly granted.

8.	This Agreement is binding upon Employee and his successors and permitted assigns. If any provision of this Agreement is held by any competent authority to be invalid or unenforceable in whole or in part, the validity of the other provisions of this Agreement and the remainder of the provision in question shall not be affected thereby.

9.	This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the conflicts of law provisions thereof. Any dispute or controversy arising out of this Agreement shall be commenced and maintained in a federal or state court of appropriate jurisdiction in the State of New Jersey and Employee does hereby, for that sole purpose, consent to the jurisdiction of such federal or state court in the State of New Jersey. Employee hereby waives all rights to settle any dispute or controversy hereunder by arbitration and acknowledges that the rules of evidence then in effect and applicable to the court in which any such dispute or controversy is maintained shall be the only rules of evidence applicable to such dispute or controversy. Employee agrees that this Agreement embodies his complete understanding with respect to the disclosure and use of Confidential Information between him and BDY and supersedes all prior oral and written agreements, commitments and understandings with respect to the subject matter hereof.

        IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

EMPLOYEE /s/ R. Brent Lenczycki Name: R. Brent Lenczycki